Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Scott H. Maw Senior Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports First Quarter 2010 Results

Seattle, WA – April 27, 2010 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced results for the quarter ended March 31, 2010.

For the first quarter of 2010, net income increased 90.2% to $7.6 million or $0.35 per diluted share, compared to net income of $4.0 million or $0.19 per diluted share for the same period in 2009.  Total revenue for the quarter increased 14.0% to $74.3 million versus $65.2 million in the year-earlier period.  Included in total revenue for the first quarter of 2010 were realized capital gains of $6.5 million from the sale of bonds during the period. For the first quarter of 2010, net premiums earned were $60.6 million compared to $58.0 million for the same period in 2009, an increase of 4.5%.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Despite early signs of a strengthening U.S. economy, a majority of employers remain cautious about increasing their head-count. High unemployment and a protracted soft market environment continue to constrain premium growth.  The upside is that we have successfully increased our customer count throughout the economic downturn and are well-positioned to participate significantly as the economy further rebounds.”

The net loss ratio for the first quarter of 2010 was 70.2% compared to 66.1% in the same period of 2009. During the first quarter of 2010, on a pre-tax basis, the Company recognized $0.1 million in favorable development of prior years’ loss reserve estimates, compared to approximately $0.9 million in adverse development of prior years’ loss reserve estimates in the first quarter of 2009.

Total underwriting expenses for the first quarter 2010 were $18.8 million compared to $19.8 million for the same period in 2009. The net underwriting expense ratio for the first quarter was 30.9% compared to 34.0% in the same period in 2009.

The net combined ratio for the first quarter of 2010 was 101.1% compared to 100.1% for the same period in 2009.

Net investment income for the first quarter of 2010 was $6.1 million compared to $5.6 million for the same period in 2009 as the Company continues to record positive cash flow from operations.

At March 31, 2010, SeaBright had nearly 1,600 customers, an increase of approximately 325 customers from a year earlier, all of which was attributable to growth in the Company’s program business, which includes SeaBright’s small maritime and alternative markets divisions. Customer count in the Company’s core business was flat year-over-year. Average premium sizes at March 31, 2010 were $104,000 in the program business and $230,000 in the core business.

At March 31, 2010, the Company had $634.2 million in fixed income securities.  As of March 31, 2010, the overall credit quality of the Company’s $335.4 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would be AA/AA-. As of March 31, 2010, the Company had $182.8 million in insured municipal bonds with a weighted average credit rating of AA-. The underlying rating of the insured bonds was AA-. The Company also had $152.6 million in uninsured municipal bonds with a weighted average credit rating of AA.

At March 31, 2010, the Company had $14.9 million invested in collateralized mortgage obligations, $1.4 million in adjustable rate mortgages, $1.4 million in asset-backed securities, and $44.0 million in commercial mortgage-backed securities, none of which were direct sub prime.

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services.  SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide.  To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference call on Tuesday, April 27, 2010 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Scott H. Maw, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-244-2459 (domestic) or 913-312-1479 (international), Passcode: 8578349. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 4, 2010, at 888-203-1112 (domestic) or 719-457-0820 (international), Passcode: 8578349.  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2009 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2010, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three month periods ended March 31, 2010 and 2009 as well as selected balance sheet data as of March 31, 2010 and December 31, 2009. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 10, 2010.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$634,240	$626,608
Cash and cash equivalents	37,169	12,896
Accrued investment income	6,378	6,734
Premiums receivable, net of allowance	15,830	14,477
Deferred premiums	190,105	182,239
Service income receivable	245	317
Reinsurance recoverables	37,293	34,339
Due from reinsurer	6,818	6,707
Receivable under adverse development cover	3,010	3,010
Prepaid reinsurance	6,243	6,760
Property and equipment, net	4,907	5,356
Federal income tax recoverable	3,767	4,774
Deferred income taxes, net	21,980	21,861
Deferred policy acquisition costs, net	27,512	25,537
Intangible assets, net	1,398	1,431
Goodwill	4,321	4,321
Other assets	5,215	7,494
Total assets	$1,006,431	$964,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$361,905	$351,496
Unearned premiums	184,071	175,766
Reinsurance funds withheld and balances payable	7,859	7,312
Premiums payable	5,764	4,786
Accrued expenses and other liabilities	71,349	54,028
Surplus notes	12,000	12,000
Total liabilities	642,948	605,388

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	−	−
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 21,921,249 shares at March 31, 2010 and 21,675,786 shares at December 31, 2009	219	217
Paid-in capital	205,858	205,079
Accumulated other comprehensive income	9,667	12,927
Retained earnings	147,739	141,250
Total stockholders’ equity	363,483	359,473
Total liabilities and stockholders’ equity	$1,006,431	$964,861

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In thousands, except share and earnings per share information)

Revenue: (1)
Premiums earned	$60,630	$58,004
Claims service income	213	246
Other service income	33	64
Net investment income	6,079	5,647
Net realized gains recognized in earnings	6,532	11
Other income	830	1,231
	74,317	65,203
Losses and expenses:
Loss and loss adjustment expenses	42,749	38,564
Underwriting, acquisition and insurance expenses	18,757	19,794
Interest expense	128	174
Other expenses	2,490	2,072
	64,124	60,604
Income before taxes	10,193	4,599

Income tax expense	2,606	611
Net income	$7,587	$3,988

Basic earnings per share	$0.37	$0.19
Diluted earnings per share	$0.35	$0.19

Weighted average basic shares outstanding	20,745,761	20,614,696
Weighted average diluted shares outstanding	21,605,704	21,308,120

Net loss ratio (2)	70.2%	66.1%
Net underwriting expense ratio (3)	30.9%	34.0%
Net combined ratio (4)	101.1%	100.1%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended March 31,
	2010	2009

Gross premiums written	$75,983	$79,343
Net premiums written	70,250	72,041

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.